Eagle Ford 8-K

Exhibit 99.2

 Eagle Ford Oil & Gas Corporation Provides Operations Update

HOUSTON, TX -- (October 1, 2012) – Eagle Ford Oil & Gas Corp. (OTCMarkets: ECCE), a growing independent oil and gas exploration and production company, today provides an update on internal analysis its leasehold in Frio County, Texas.

As previously announced, the Company acquired an 85% working interest in 3,684 acres in Frio County, Texas located south of San Antonio, Texas. The purchase price for the acreage was $6.26 million and is funded by project finance from a private fund.

The Company’s technical team, headed up by Dr. Ron Bain has done an internal study of the three primary target formations, the Austin Chalk, Eagle Ford Shale and Buda Limestone regarding estimated total oil and natural gas production and estimated net revenue. As reflected in the Frio County Reserve Report, the “Expected Case – 40 well program” has potential net revenue of $351 million (10,375 MBOE) and the “Upside Case – 62 Well Program” which includes the Pearsall Shale has potential net revenue of $585 million (21,525 MBOE).

The above net revenue figures and MBOE (thousand barrels of oil equivalent) (6,000 cubic feet of gas = 1 BOE) is based on an 85% working interest, a 63.75% net revenue interest with non-escalating commodity prices of $95 per barrel of oil and $3.60 per Mcf (thousand cubic feet) of gas.

Austin Chalk

For the “Expected Case”, the Austin Chalk formation would require a total of 12 wells to develop the formation. Similar wells in area have a total EUR (estimate ultimate recovery) of 188,000 boe with a net cost to drill and complete each well of $3 million.

Eagle Ford Shale

For the “Expected Case”, the Eagle Ford Shale would require 6 wells to develop the leasehold acreage, net cost per well is estimated to be $5.5 million and similar wells in the region have an EUR of 438,000 boe.

Buda Limestone

For the “Expected Case”, a total of 22 wells would be needed to develop the Buda Limestone formation, net well cost is estimated to be $3 million with an EUR of 250,000 boe per well.

Management Comments

Mr. Paul Williams, CEO of Eagle Ford Oil and Gas said, “We cannot stress enough that these are internal estimates, yet they are the best estimates possible based on public data from new wells being drilled all around us and well bore data available to us from oil wells on the leasehold. Our team, headed up by Dr. Ron Bain, has years of big company experience analyzing oil and gas fields around the world and we feel confident that the numbers in this report are accurate and demonstrate the immense potential the leasehold has for Eagle Ford and our shareholders”. Mr. Williams went on to say; “we are currently in discussion with several financial institutions who are interested in partnering with us to fund this drilling program.”

For review of the Frio County Reserve Report, please visit our Company website at www.efogc.com or locate in the Company’s current SEC filings online.

About Eagle Ford Oil & Gas Corporation

Eagle Ford Oil & Gas Corp. engages in exploration and development of oil and gas production properties. The Company specializes in acquiring, exploring and developing oil and gas producing assets in the Gulf Coast region of Texas and Louisiana. Eagle Ford Oil & Gas has a team comprised of senior professionals with distinguished records of achievement and success in the targeted focus area.

Forward-Looking Statements

Investors are cautioned that certain statements contained in this document as well as some statements in periodic press releases and some oral statements of ECCE officials are "Forward-Looking Statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"). Forward-looking statements include statements which are predictive in nature, which depend upon or refer to future events or conditions, which include words such as "believes," "anticipates," "intends," "plans," "expects," and similar expressions. In addition, any statements concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects, and possible future ECCE actions, which may be provided by management, are also forward-looking statements as defined by the Act. Forward-looking statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance or achievements of the Company to materially differ from any future results, performance, or achievements expressed or implied by such forward-looking statements and to vary significantly from reporting period to reporting period. Although management believes that the assumptions made and expectations reflected in the forward-looking statements are reasonable, there is no assurance that the underlying assumptions will, in fact, prove to be correct or that actual future results will not be different from the expectations expressed in this report. These statements are not guarantees of future performance and ECCE has no specific intention to update these statements.

Investor Contact:

Brad Holmes

Energy Ir

(713)654-4009

B_holmes@att.net